Exhibit 3.167

LIMITED LIABILITY COMPANY AGREEMENT

OF

SN HOLDINGS (BR I) LLC

This Limited Liability Company Agreement, dated as of January 7, 2008 (this “Agreement”), of SN Holdings (BR I) LLC, is entered into by Sprint International Holding, Inc., a Delaware corporation, as sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1.          Name.  The name of the limited liability company is SN Holdings (BR I) LLC (the “Company”).

2.          Purpose and Powers.  The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business purposes or activities of the Company.

3.          Registered Office; Registered Agent.  The address of the registered office of the Company in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company at the address of the registered office of the Company.

4.          Management By Member; Powers.  The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including (a) the opening of bank accounts and (b) all other powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Member is authorized to execute and deliver any instrument or document on behalf of the Company.

5.          Authorized Persons.  The Member may appoint individuals, with such titles as it may select, as officers, employees or agents of the Company to act on behalf of the Company, with such power and authority as the Member may delegate from time to time to any such person. Any such officers, employees and agents (each, an “Authorized Person”) may be removed by the Member at any time and from time to time, with or without cause. The Member and any Authorized Person (to the extent acting within the scope of its delegated authority) shall have the right to act for and bind the Company and may execute documents, instruments and contracts in the name of and on behalf of the Company. Any person or entity dealing with the Company, the Member or any Authorized Person may rely upon a certificate signed by the Member as to the identity of the Member or such Authorized Person and as to the authority of the Member or such Authorized Person to execute and deliver any agreement or other instrument or document on behalf of the Company. No person dealing with the Member need inquire into the validity or propriety of any agreement, instrument or document executed in the name of the Company by the Member.

6.          Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) the resignation, expulsion, bankruptcy or dissolution of the Member; or (c) the entry of a decree of judicial dissolution pursuant to the Act.

7.          Capital Contributions.  The Member shall have the right, but not the obligation, to make capital contributions to the Company in the form of cash, property, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly.

8.          Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding anything to the contrary contained herein, the Company, and the Member on behalf of the Company, shall not make a distribution to the Member on account of the interest of the Member in the Company if such distribution would violate the Act or any other applicable law.

9.          Assignments.  The Member shall be permitted to transfer all or part of the Member’s interest in the Company to any person or entity.

10.        Resignation.  The Member may only resign from the Company if the Member shall transfer all of the Member’s interest in the Company to one or more other persons or entities, and shall be deemed upon such transfer of its entire interest to have so resigned without further action upon the Member’s part.

11.        Admission of Additional Members.  Additional members may be admitted to the Company at the discretion of the Member, and this Agreement shall thereupon be amended as necessary or appropriate to reflect the fact that there is more than one Member.

12.        Liability of Member.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

13.        Other Business.  The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall have no rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

14.        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RUT FS THEREOF.

15.        Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof, and supersedes all prior understandings or agreements with respect to the same subject matter.

16.        Amendment.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

17.        No Third Party Beneficiary.  Notwithstanding any contrary provisions of the Act, the provisions of this Agreement are not intended to be relied upon by and are not for the benefit of any other person or entity (other than a member in its capacity as such) to whom any debts, liabilities or obligations are at any time owed by (or who otherwise has any claim against) the Company or the Member, and no such creditor or other person or entity shall obtain any right under any of the provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of its members.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

SPRINT INTERNATIONAL HOLDING, INC.

By:	/s/ Charles R. Wunsch
Charles R. Wunsch
Vice President

Signature Page to Limited Liability Company Agreement of
SN Holdings (BR I) LLC